FOR IMMEDIATE RELEASE

Contact:
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-2100
keiraullrich@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter And Full Year Results

SMITHFIELD, Virginia (June 16, 2009)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2009 fourth quarter and full year results.

Highlights

Fourth Quarter
•	Net loss was $78.8 million ($.55 per diluted share) versus net income of $2.4 million ($.02 per diluted share) in the prior year
•	Liquidity in excess of $1.1 billion; all financial covenants were met
•	Packaged meats continued to achieve record margins
•	Hog production losses continued; raising costs expected to begin to moderate
•	Export volume remained strong
•	A(H1N1) virus had no significant effect on the quarter

Fiscal Year
•	Net loss was $190.3 million ($1.35 per diluted share) versus net income of $128.9 million ($.96 per diluted share) last year
•	Sales increased over $1.1 billion, or 10%, from the previous fiscal year (including the effect of an extra week in fiscal 2009)
•	Hog production suffered substantial losses due to record high feed costs
•	Packaged meats achieved record profits
•	Export sales achieved record profits
•	Debt was reduced by over $890 million from the previous fiscal year, lowering debt to capitalization to 53%
•	Cash flows from operations totaled more than $269 million, despite heavy losses in hog production
•	Year-to-date capital expenditures were 62% lower than last year
•	Reduced our U.S. sow herd by 10%
•
Initiated Pork Group restructuring designed to improve pre-tax results by $55 million in fiscal 2010 and $125 million in fiscal 2011; current results included pre-tax restructuring charges of $88.2 million ($.40 per diluted share)

•	Groupe Smithfield merged with Campofrío; ownership stake raised to 37%
•	Completed sale of beef processing and cattle feeding operations for $575.5 million, recording a pre-tax gain of $99.7 million

Following are the company’s sales and operating profit (loss) from continuing operations by segment:

	Three Months Ended		Twelve Months Ended
	May 3, 2009	April 27, 2008	May 3, 2009	April 27, 2008

Sales:
Segment sales—
Pork	$2,455.0	$2,450.5	$10,450.9	$9,627.5
International	257.2	344.8	1,398.2	1,224.5
Hog Production	615.8	620.9	2,750.9	2,399.3
Other	63.8	36.5	250.8	148.8
Total segment sales	3,391.8	3,452.7	14,850.8	13,400.1
Intersegment	(541.2)	(584.3)	(2,363.1)	(2,048.9)
Consolidated sales	$2,850.6	$2,868.4	$12,487.7	$11,351.2

Operating profit (loss):
Pork	$110.7	$138.5	$395.2	$449.4
International	3.5	30.5	34.9	76.9
Hog Production	(170.8)	(129.0)	(521.2)	(98.1)
Other	(18.3)	(2.4)	(46.6)	28.2
Corporate	(17.0)	(8.3)	(86.2)	(59.6)
Consolidated operating profit (loss)	$(91.9)	$29.3	$(223.9)	$396.8

Sales for the fourth quarter were $2.9 billion, nearly even with the fourth quarter of fiscal 2008. Sales for the full year were $12.5 billion versus $11.4 billion a year ago. Fiscal 2009 included 53 weeks compared to 52 weeks in the prior year.

The company reported a net loss for the fourth quarter of fiscal 2009 of $78.8 million, or $.55 per diluted share, versus net income of $2.4 million, or $.02 per diluted share, a year ago. For the full fiscal year, the net loss was $190.3 million, or $1.35 per diluted share, versus net income in fiscal 2008 of $128.9 million, or $.96 per diluted share. In the current quarter, a benefit of $13.1 million was realized related to foreign tax credits which favorably impacted income taxes. In the same period last year, $10.0 million of lower income tax expense was attributed to lowering the company’s effective tax rate for the full fiscal year and the favorable resolution of certain tax positions.

At the same time, the company reported a loss from continuing operations for fiscal 2009 of $242.8 million, or $1.72 per diluted share, versus income from continuing operations of $139.2 million, or $1.04 per diluted share, in the same period last year.

Commentary
“Fiscal 2009 was one of the most challenging years in over three decades for the company. We faced grain and oil markets that reached record highs and then fell precipitously. These input dynamics, combined with an oversupply of all proteins as well as a worldwide recession and credit constraints, put significant pressure on the business. But despite the challenges we confronted, we did not sit on the sidelines and wait for the economic conditions to improve; we have taken numerous actions to make us a more profitable company: namely, we repositioned the company’s operations and made meaningful improvements to our liquidity and financial strength. As a result, I am especially pleased with our packaged meats business which delivered record profits even as fresh pork was weak in the face of an economic downturn. For the full year, the pork segment produced record profits, before the $88 million of restructuring costs, and is set to deliver very strong results going forward,” Mr. Pope commented.

“While the meat business looks very good, we are concerned about our hog production business as it deals with an oversupply of live hogs and the unintended consequences of the current ethanol policy. This mandate toward increased usage of corn-based ethanol is resulting in more than 30% of the U.S. corn crop being diverted from animal feed to ethanol production. Since this plan was announced, there has already been a sharp run-up in corn prices tied to world oil markets. While we fully support the development of alternative fuel sources, the usage of corn, the primary source of feed for all livestock, as fuel is simply not good economics. This is a dynamic the food industry has never before faced and has the unintended consequence of increasing food costs for the American consumer in the midst of a global recession,” he continued.

Turning to the company’s financial condition, Mr. Pope stated “We are constantly evaluating options associated with pushing off near term maturities, seeking permanent covenant relief and reducing our overall debt levels. Toward that end, I am pleased to report that we are continuing discussions regarding refinancing with various lenders, well in advance of current maturities. In addition, we have made significant progress on improving our balance sheet, reducing debt and increasing liquidity.”

Fourth Quarter Results

Pork
Packaged meats margins expanded substantially compared to last year as operational efficiencies and sales coordination began to take hold. Total pork volumes increased 2.5% from the same period a year ago; however, weaker fresh pork margins dampened the effect of significant gains in packaged meats.

Total pork exports increased 3.3% from last year’s record levels, as volume remained strong, but prices fell.

International
International segment results were below those of a year ago. Last year’s results included a gain of $9.4 million related to asset sales and other restructuring activity at Groupe Smithfield. There were no comparable gains in the current year results.

Campofrío Food Group reported a quarterly loss of $1.4 million, as high input costs and weakened demand in Western Europe took a toll on profitability. This compares to a combined operating profit contribution of Groupe Smithfield and Campofrío of $23.0 million last year.

Our Polish and Romanian operations performed well, but results were tempered by weakened local currencies. In spite of currency losses, our Polish and Romanian operating results were profitable during the quarter.

Hog Production
As expected, hog production losses continued through the fourth quarter. Live hog market prices in the U.S. increased slightly to $43 per hundredweight compared to $42 per hundredweight last year. Domestic raising costs increased to $63 per hundredweight from $54 per hundredweight in the prior year, largely the result of an increase in the cost of feed and feed ingredients of $88 million, or 21% compared to the prior year quarter. The cost increase is the result of the spike in U.S. corn prices last year and buying decisions that locked in corn purchases at prices exceeding $6 per bushel. Raising costs are expected to begin moderating in the first quarter of fiscal 2010.

Other
The large increase in sales in the segment was a combination of the company’s sell-off of cattle retained after the beef segment disposition and an improving environment in the wholly-owned turkey operations.

Production cutbacks and lower grain prices are having a positive effect on our wholly-owned turkey operations as losses in our turkey operations have begun to moderate from previous quarters. Butterball LLC, the company's joint venture turkey operation reported a loss that was $1.3 million higher than the year ago period.

Losses related to cattle feeding closeouts also contributed to the segment operating loss for the quarter.

Full Fiscal Year Results

Pork
Record packaged meats results were partially offset in the segment by $88.2 million ($.40 per diluted share) of restructuring charges and weaker fresh pork margins. Excluding the extra week, fresh pork volume increased nine percent from last year, as exports remained robust and the company processed three percent more hogs than last year.

Packaged meats margins were substantially higher than those a year ago. Packaged meats volume declined two percent year over year, as the company continued to focus on sales coordination and operating efficiencies.

Smithfield’s total exports for fiscal 2009 increased 29% in pounds and 35% in dollars, with growth in all major importing countries. No one country constituted more than 25% of Smithfield’s total export volume.

International
International operating profits declined versus last year. Campofrío/Groupe Smithfield earnings were well below a year ago as the worldwide recession negatively impacted demand in Western Europe. Results in Poland dropped due to currency losses which offset significant cost reductions and a 15% increase in packaged meats volume. In Romania, operating profit turned positive on a 39% increase in sales.

Hog Production
Hog production suffered historic losses under the weight of sharply higher feed costs. Domestic raising costs increased to $62 per hundredweight versus $50 per hundredweight in the prior year as the cost of feed and feed ingredients increased $527 million, or 36% compared to the prior year. Corn, which is the major component in our livestock feed, increased 26% year over year. Although prices have fallen dramatically from the record high levels seen last summer, the company locked its corn needs through the end of fiscal 2009 at price levels in excess of $6 per bushel as the industry became concerned over future availability at that time. However, we expect our raising costs to reflect lower corn prices in fiscal 2010. Live hog market prices in the U.S. averaged $48 per hundredweight in fiscal 2009 compared to $44 per hundredweight last year.

Other
The large increase in sales in the segment was primarily related to the sell off of $74.3 million of the company’s cattle inventory. Lower segment results reflect cattle inventory write-downs to market value. Butterball experienced a substantial loss versus a profit a year ago as higher grain prices increased raising costs dramatically.

Liquidity Remains Strong and Balance Sheet Improves
At the end of the fiscal year, Smithfield had in excess of $1.1 billion of available liquidity. The company reduced overall indebtedness by over $890 million during the current fiscal year, including over $190 million in the fourth quarter alone. Debt to total capitalization has been reduced from 56% last year to 53%. The company lowered capital expenditures by 62% to $175 million versus $460 million a year ago. In fiscal 2009, the company generated more than $269 million in cash flow from operations, despite the heavy losses in hog production.

Outlook
“As we move into fiscal 2010, our highest priority is on continuing the restructuring of the Pork Group, continuing to reduce debt, improving liquidity and strengthening the balance sheet,” Mr. Pope stated. “I strongly believe that the hog production industry has reached an inflection point where, due to deep and extended losses, liquidation is now a recognized reality by all in the industry. To date, Smithfield has already reduced the size of its U.S. herd by two million market hogs annually, and we are initiating a further reduction of three percent of our U.S. sow herd, effective immediately. This reduction, combined with the additional cuts by our fellow producers should shrink supply to a point where the industry can return to profitability. This liquidation is long overdue,” he said.

“We believe that the A(H1N1) virus had only a short-term effect on U.S. fresh pork demand, which hurt our business last month. As the consumer received more accurate information about the virus, we saw domestic market conditions begin to move back to more normal levels. Unfortunately, we continue to experience restrictions in some international markets, specifically China, which is negatively impacting exports in the first quarter of fiscal 2010. While we are seeing improvements in our near-term raising costs, live hog markets remain well below historic levels and hog production remains unprofitable. Taking all of this into account, I remain very optimistic about the long-term future of this company, as we continue to further improve our fresh pork and packaged meats businesses through our current restructuring plan which is well underway. We are reshaping our business as the low-cost producer of high quality products to value conscious consumers, in all trade channels. I am very bullish about this end of the business. Our future is very bright,” Mr. Pope concluded.

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the inability to refinance or otherwise amend our existing indebtedness on terms favorable to us or at all, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Company's Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	May 3, 2009	April 27, 2008	May 3, 2009	April 27, 2008

Sales	$2,850.6	$2,868.4	$12,487.7	$11,351.2
Cost of sales	2,735.6	2,662.4	11,855.3	10,196.6
Gross profit	115.0	206.0	632.4	1,154.6
Selling, general and administrative expenses	195.9	194.3	798.4	813.6
Equity in (income) loss of affiliates	8.5	(19.4)	50.1	(62.0)
Minority interests	2.5	1.8	7.8	6.2
Operating profit (loss)	(91.9)	29.3	(223.9)	396.8
Interest expense	54.5	41.8	209.1	184.8
Other income	-	-	(63.5)	-
Income (loss) from continuing operations before income taxes	(146.4)	(12.5)	(369.5)	212.0
Income tax expense (benefit)	(67.6)	(14.3)	(126.7)	72.8
Income (loss) from continuing operations	(78.8)	1.8	(242.8)	139.2
Income (loss) from discontinued operations, net of tax	-	0.6	52.5	(10.3)
Net income (loss)	$(78.8)	$2.4	$(190.3)	$128.9

Income (loss) per common share:
Basic and Diluted:
Continuing operations	$(.55)	$.01	$(1.72)	$1.04
Discontinued operations	-	.01	.37	(.08)
Net income (loss) per share	$(.55)	$.02	$(1.35)	$.96

Weighted average shares:
Weighted average basic shares	143.6	134.4	141.1	133.9
Effect of dilutive stock options	-	0.2	-	0.3
Weighted average diluted shares	143.6	134.6	141.1	134.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES

The following is a breakdown of the major investments included in equity in (income) loss of affiliates as presented in the consolidated statements of income:

(in millions)

		Three Months Ended		Twelve Months Ended
Equity Investment	Segment	May 3, 2009	April 27, 2008	May 3, 2009	April 27, 2008

Butterball	Other	$2.9	$1.6	$19.5	$(23.4)
Campofrío Food Group	International	1.4	(23.0)	5.6	(43.0)
Cattleco, LLC (Cattleco)	Other	4.8	-	15.1	-
Mexican joint ventures	Various	(0.5)	2.1	9.8	4.8
All other equity method investments	Various	(0.1)	(0.1)	0.1	(0.4)
Equity in (income) loss of affiliates		$8.5	$(19.4)	$50.1	$(62.0)

Prior to the third quarter of fiscal 2009, we owned 50% of Groupe Smithfield S.L. (Groupe Smithfield) and 24% of Campofrío Alimentación, S.A. (Campofrío). Those entities merged in the third quarter of fiscal 2009 to form Campofrío Food Group, of which we own 37%. The amounts presented for Campofrio Food Group represent the combined results of Groupe Smithfield and Campofrio.